Exhibit 10.2

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____________

____________

____________

Dear Sir/Madam,

Re: Indemnification, Exemption and Release

This letter (the "Letter of Indemnification and Release") is being issued to you pursuant to resolutions adopted by the Board of Directors of Galmed Pharmaceuticals Ltd. (the “Company”) on February 13, 2014, and by the shareholders of the Company on February __, 2014.

In consideration of your service to the Company, the Company hereby agrees as follows:

1.	The Company hereby undertakes to indemnify you, to the fullest extent permitted by law and the Company's Articles of Association as shall be in effect from time to time (the “Articles of Association”), for the following liabilities and expenses incurred by you arising from or as a result of any act or omission (“action”) carried out by you in your capacity as an Office Holder of the Company (as such term is defined in the Israel Companies Law, 5759-1999 (the "Companies Law")):

1.1	Monetary liabilities or obligations imposed on you in favor of another person pursuant to a court judgment, including a compromise judgment or an arbitrator's decision approved by a court.

1.2	Payments which you are obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Israel Securities Law, 5728-1968 (the “Securities Law”) and expenses that you incur in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law, including reasonable litigation expenses, including attorney's fees, or in connection with Article D of Chapter Four of Part Nine of the Companies Law.

1.3	Reasonable litigation expenses, including attorney’s fees, incurred by you in consequence of an investigation or proceeding conducted against you by an authority that is authorized to conduct such investigation or proceeding, and which was concluded without the submission of an indictment against you and without imposing on you any financial obligation in lieu of criminal proceedings (as such terms are defined in the Companies Law), or which was concluded without the submission of an indictment against you but with imposing on you a financial obligation in lieu of criminal proceedings in respect of an offense that does not require proof of criminal intent or in connection with a financial sanction.

1.4	Reasonable litigation expenses, including attorney’s fees, incurred by you or imposed upon you by a court in a proceeding brought against you by the Company or on its behalf or by any other person, or in a criminal action in which you are acquitted, or in a criminal action in which you are convicted of an offense that does not require proof of criminal intent.

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1.5	Expenses incurred by you in connection with a proceeding under Chapter G'1, of the Israel Restrictive Trade Practices Law, 5748-1988, including reasonable litigation expenses, including attorney's fees.

The above indemnification will also apply with respect to your service as, at the request of the Company, and to any action taken by you in your capacity as, an Office Holder or board observer of any other company controlled, directly or indirectly, by the Company (a “Subsidiary”) or in which the Company has an equity interest (an “Affiliate”) and references herein to the Company shall include Subsidiaries and Affiliates where appropriate.

2.	The Company will not indemnify you for any amount you may be obligated to pay in respect of:

2.1	A breach of your duty of loyalty to the Company, except for a breach committed in good faith and with a reasonable basis to believe that such action would not prejudice the interests of the Company or as otherwise permitted by law.

2.2	A breach of your duty of care to the Company committed intentionally or recklessly, unless the breach was committed only in negligence.

2.3	An action taken with the intent of unlawfully realizing personal gain.

2.4	A fine, forfeit, monetary sanction or penalty imposed upon you.

2.5	A counterclaim made by the Company or in its name in connection with a claim or proceedings against the Company filed voluntarily by you, other than by way of defense or by way of countersuit or third party notice in connection with a claim brought against you by the Company, or in specific cases in which the Company’s Board of Directors has approved the initiation or bringing of such suit by you, which approval shall not be unreasonably withheld.

3.	The Company will make available all amounts needed in accordance with paragraph 1 above on the date on which such amounts are first payable by you (“Time of Indebtedness”), and with respect to items referred to in paragraphs 1.2, 1.3, 1.4 and 1.5 above, even prior to a court decision, but in any event the Company has no duty to advance payments earlier than four (4) business days following receipt by the Company of a written request therefor from you. Advances given to cover legal expenses in criminal proceedings will be repaid by you to the Company if you are found guilty (other than with respect to criminal proceedings regarding a crime which does not require criminal intent) and the applicable appeal period has lapsed. Other advances will be repaid by you to the Company if it is determined that you are not lawfully entitled to such indemnification.

As part of the aforementioned undertaking, the Company will make available to you any security or guarantee that you may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on your assets.

4.	The Company will indemnify you even if at the relevant Time of Indebtedness you are no longer an Office Holder of the Company, provided that the obligations are in respect of actions taken by you while you were an Office Holder and in your capacity as an Office Holder of the Company, including if taken prior to the above resolutions.

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5.	The indemnification will be limited to the expenses mentioned in paragraphs 1.2, 1.3, 1.4, 1.5 (pursuant and subject to paragraph 3 and insofar as indemnification with respect thereto is not restricted by law or by the provisions of paragraph 2 above) and to the matters mentioned in paragraph 1.1 above insofar as they result from or are connected to events and circumstances set forth in Appendix A hereto which are deemed by the Company's Board of Directors, in light of the current activities of the Company, to be foreseeable as of the date hereof.

6.	The total amount of indemnification that the Company undertakes towards all persons whom it has resolved to indemnify for the matters and in the circumstances described herein, jointly and in the aggregate, shall not exceed the higher of (x) 25% of the Company’s capital as reflected in the most recent annual financial statements of the Company, as of the date of indemnification; or (y) an amount equal to $5 million; provided however, that in any event, such total amount of indemnification shall not exceed $25 million.

7.	The Company will not indemnify you for any liability with respect to which you have received payment by virtue of an insurance policy or another indemnification agreement other than for amounts which are in excess of the amounts actually paid to you pursuant to any such insurance policy or other indemnity agreement (including deductible amounts not covered by insurance policies), within the limits set forth in paragraph 6 above.

8.	Subject to the provisions of paragraphs 6 and 7 above, the indemnification will, in each case, cover all sums of money (100%) that you will be obligated to pay, in those circumstances for which indemnification is permitted under applicable law and the Articles of Association and this Letter of Indemnification and Release.

9.	The Company will be entitled to any amount collected from a third party in connection with liabilities indemnified hereunder. Furthermore, by accepting this Letter of Indemnification and Release, you assign all rights thereto to the Company. In the event of payment by the Company pursuant to this Letter of Indemnification and Release, the Company shall be subrogated to the extent of such payment to all of your rights of recovery, and you shall execute all documents required, and shall do everything that may be necessary, to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

10.	In all indemnifiable circumstances indemnification will be subject to the following:

10.1	You shall promptly notify the Company of any legal proceedings initiated against you and of all possible or threatened legal proceedings without delay, however, your failure to notify the Company as aforesaid shall not derogate from your right to be indemnified as provided herein (except to the extent that such failure to notify causes the Company damages). You transfer to the Company, or to such person as it shall advise you, without delay all documents you receive in connection with these proceedings or threatened proceedings.

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Similarly, you must advise the Company on an ongoing and current basis concerning all events which you suspect may give rise to the initiation of legal proceedings against you in connection with your actions as an Office Holder of the Company.

10.2	Other than with respect to proceedings that have been initiated against you by the Company or in its name, the Company shall be entitled to undertake the conduct of your defense in respect of such legal proceedings and/or to hand over the conduct thereof to any attorney which the Company may choose for that purpose, except to an attorney who is not, upon reasonable grounds, acceptable to you. In such case, the Company shall pay the fees and expenses of such counsel. The Company shall notify you of any such decision to defend within ten (10) calendar days of receipt of notice of any such proceeding.

The Company and/or the attorney as aforesaid shall be entitled, within the context of the conduct as aforesaid, to conclude such proceedings, all as it shall see fit, including by way of compromise. At the request of the Company, you shall execute all documents required to enable the Company and/or its attorney as aforesaid to conduct your defense in your name, and to represent you in all matters connected therewith, in accordance with the aforesaid.

For the avoidance of doubt, in the case of criminal proceedings the Company and/or the attorneys as aforesaid will not have the right to plead guilty in your name or to agree to a plea-bargain in your name without your consent. However, the aforesaid will not prevent the Company and/or its attorneys as aforesaid, with the approval of the Company, to come to a financial arrangement with a plaintiff in a civil proceeding without your consent so long as such arrangement will not be an admittance of an occurrence not indemnifiable pursuant to this Letter of Indemnification and Release and/or pursuant to law. The Company shall not, without your prior written consent, consent to the entry of any judgment against you or enter into any settlement or compromise which (i) includes an admission of your fault, (ii) does not include, as an unconditional term thereof, the full release of you from all liability in respect of such proceeding, or (iii) is not fully indemnifiable pursuant to this Letter of Indemnification and Release and pursuant to law. This paragraph shall not apply to a proceeding brought by you under Section 10.7 below.

10.3	You will cooperate with the Company and/or any attorney as aforesaid in every reasonable way as may be required of you within the context of their conduct of such legal proceedings, provided that the Company shall cover all costs incidental thereto such that you will not be required to pay the same or to finance the same yourself.

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10.4	Notwithstanding the provisions of Sections 10.2 and 10.3 above, (i) if in a proceeding to which you are a party by reason of your status as an Office Holder of the Company and the named parties to any such proceeding include both you and the Company, a conflict of interest or potential conflict of interest (including the availability to the Company, on the one hand, and you, on the other hand, of different or inconsistent defenses or counterclaims) exists between you and the Company, or (ii) if the Company fails to assume the defense of such proceeding in a timely manner, you shall be entitled to be represented by separate legal counsel, which shall represent other persons similarly situated, of the Company’s choice and reasonably acceptable to you and such other persons, at the expense of the Company. In addition, if the Company fails to comply with any of its material obligations under this Letter of Indemnification and Release or in the event that the Company or any other person takes any action to declare this Letter of Indemnification and Release void or unenforceable, or institutes any action, suit or proceeding to deny or to recover from you the benefits intended to be provided to you hereunder, you shall have the right to retain counsel of your choice, and reasonably acceptable to the Company, to represent you in connection with any such matter and, except with respect to such actions, suits or proceedings brought by the Company that are resolved in favor of the Company, at the expense of the Company.

10.5	If, in accordance with paragraph 10.2, the Company has taken upon itself the conduct of your defense, the Company will have no liability or obligation pursuant to this Letter of Indemnification and Release or the above resolutions to indemnify you for any legal expenses, including any legal fees, that you may expend in connection with your defense.

10.6	The Company will have no liability or obligation pursuant to this Letter of Indemnification and Release or the above resolutions to indemnify you for any amount expended by you pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding as aforesaid if the Company’s consent to such compromise or settlement was not given in advance.

10.7	That, if required by law, the Company’s authorized organs will consider the request for indemnification and the amount thereof and will determine if you are entitled to indemnification and the amount thereof. In the event that you make a request for payment of an amount of indemnification hereunder or a request for an advancement of indemnification expenses hereunder and the Company fails to timely determine your right to indemnification hereunder or fails to make such payment or advancement, you may petition any court which has jurisdiction to enforce the Company’s obligations hereunder. The Company agrees to reimburse you in full for any reasonable expenses incurred by you in connection with investigating, preparing for, litigating, defending or settling any action brought by you under the immediately preceding sentence, except where such action or any claim or counterclaim in connection therewith is resolved in favor of the Company.

11.	The Company hereby exempts and releases you, to the maximum extent permitted by law, from and against any liability for monetary or other damages due to, or arising or resulting from, a breach of your duty of care to the Company as an Office Holder of the Company.

12.	If for the validation of any of the undertakings in this Letter of Indemnification and Release any act, resolution, approval or other procedure is required the Company undertakes to cause them to be done or adopted in a manner which will enable the Company to fulfill all its undertakings as aforesaid; provided that nothing in this Indemnification Undertaking and Release shall require the Company to amend the Articles of Association.

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13.	For the avoidance of doubt, it is hereby clarified that nothing contained in this Letter of Indemnification and Release derogates from the Company’s right (but the Company shall in no way be obligated) to indemnify you post factum for any amounts which you may be obligated to pay as set forth in paragraph 1 above without the limitations set forth in paragraphs 5 and 6 above.

14.	If any undertaking included in this Letter of Indemnification and Release is held invalid or unenforceable, such invalidity or unenforceability will not affect any of the other undertakings which will remain in full force and effect. Furthermore, if such invalid or unenforceable undertaking may be modified or amended so as to be valid and enforceable as a matter of law, such undertakings will be deemed to have been modified or amended, and any competent court or arbitrator are hereby authorized to modify or amend such undertaking, so as to be valid and enforceable to the maximum extent permitted by law.

15.	This Letter of Indemnification and Release and the agreements herein shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without regard to the rules of conflict of laws, and the competent courts in Tel Aviv, Israel will have the sole and exclusive jurisdiction over any dispute arising from or in connection with this Letter of Indemnification and Release.

16.	Neither the settlement nor termination of any proceeding nor the failure of the Company to award indemnification or to determine that indemnification is payable shall create an adverse presumption that you are not entitled to indemnification hereunder. In addition, the termination of any proceeding by judgment or order (unless such judgment or order provides so specifically) or settlement, shall not create a presumption that you did not act in good faith and in a manner which you reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that your action was unlawful.

17.	This Letter of Indemnification and Release shall be (a) binding upon all successors and assigns of the Company (including any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of law), and (b) binding on and shall inure to the benefit of your heirs, personal representatives, executors and administrators. This Letter of Indemnification and Release shall continue for your benefit and your heirs', personal representatives', executors' and administrators' benefit after you cease to be an Office Holder of the Company.

18.	In the event of any change, after the date of this Letter of Indemnification and Release in any applicable law, statute or rule which expands the right of the Company to indemnify its Office Holders, it is the intent of the parties hereto that you shall enjoy by this Letter of Indemnification and Release the greater benefits so afforded by such change and such changes shall, to the fullest extent permitted by law, be, ipso facto, within the purview of your rights and the Company’s obligations pursuant to this Letter of Indemnification and Release.

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19.	No waiver of any of the provisions of this Letter of Indemnification and Release shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Any waiver shall be in writing.

20.	All notices and other communications required or permitted under this Letter of Indemnification and Release shall be in writing and shall be deemed delivered (i) if mailed, three (3) business days after mailing (unless mailed internationally, in which case it shall be deemed delivered five (5) business days after mailing), (ii) if by air courier, two (2) business days after delivery to the courier service, (iii) if sent by messenger, upon delivery, (iv) if sent via facsimile, upon transmission and electronic (or other) confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic (or other) confirmation of receipt, and (iv) if sent by email, on the date of transmission or (if transmitted and received on a non-business day) on the first business day following transmission, except where a notice is received stating that such mail has not been successfully delivered.

21.	This Letter of Indemnification and Release replaces any preceding letter of indemnification or letter of exemption and release that may have been issued to you. Notwithstanding the foregoing, the indemnification obligations and exemptions and releases set forth in this Letter of Indemnification and Release will also apply, subject to the terms, conditions and limitations set forth herein with respect to actions carried out by you, in your capacity as an Officer Holder of the Company prior to the date of this Letter of Indemnification and Release and no previous exemption or release from or against any liability for monetary or other damages due to, or arising or resulting from, a breach of your duty of care to the Company as an Office Holder of the Company that was provided to you will be adversely affected.

Sincerely,

Galmed Pharmaceuticals Ltd.

Accepted and agreed to:

Name:

Date:	2014

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APPENDIX A

1.	The offering and/or issuance of securities by the Company and/or by a shareholder to the public and/or to private investors or the buy-back of Company securities or the offer by the Company to purchase securities from the public and/or from private investors pursuant to a prospectus, agreements, notices, reports, tenders and/or other proceedings.

2.	Occurrences resulting from the Company becoming a public company and thereafter, from its status as a public company, and/or from the fact that the Company’s securities were offered to the public and/or are traded on a stock exchange, whether in Israel or abroad, including occurrences resulting from the Company's public filings or omissions to make a public filing or related to the failure to disclose any information in the manner or time such information is required to be disclosed pursuant to any securities laws or the rules or regulations of any securities authority or stock exchange, or any other claims relating to relationships with investors, debt holders, shareholders and the investment community, or related to inadequate or improper disclosure of information to investors, debt holders, shareholders and the investment community.

3.	Actions in connection with the financial statements and reports of the Company, including the preparation thereof.

4.	Occurrences in connection with investments the Company makes in other corporations whether before and/or after the investment is made, entering into the transaction, the execution, development and monitoring thereof, including actions taken by you in the name of the Company as an Office Holder and/or board observer of the corporation the subject of the transaction and the like.

5.	The sale, purchase and holding of negotiable securities or other investments for or in the name of the Company.

6.	Actions in connection with an actual or anticipated change in ownership, control or structure of the Company, including, without limitation, the merger of the Company with or into another entity.

7.	Without derogating from the generality of the above, actions in connection with any actual or proposed transaction with respect to the purchase, sale or lease of any assets, operations, companies, legal entities or business activities, and the division or consolidation thereof, whether or not in the ordinary course of business of the Company.

8.	Actions in connection with labor relations and/or employment matters in the Company and trade relations of the Company, including with employees, independent contractors, customers, suppliers and various service providers.

9.	Actions in connection with work safety and/or working conditions.

10.	Actions in connection with products or services developed and/or commercialized by the Company, including without limitation, the performance of pre-clinical and clinical trials on such products, whether performed by the Company or by third parties on behalf of the Company, and/or or in connection with the certification, distribution, sale, license or use of such products including, without limitation, in connection with professional liability and product liability claims and/or in connection with the procedure of obtaining regulatory or other approvals regarding such products, whether in Israel or abroad and/or in connection with liabilities arising out of advertising or marketing, including without limitation, misrepresentations regarding the Company’s products and unlawful distribution of emails and/or any claim or demand made by purchasers, holders or users of products or services of the Company or individuals treated or exposed to such products, for damages or losses related to such use, service or treatment.

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11.	Claims or demands made by any third party suffering any personal injury and/or bodily injury and/or property damage to business or personal property through any act or omission attributed to the Company, or its employees, agents or other persons acting or allegedly acting on their behalf.

12.	Any claim or demand made by a customer, supplier, agent, contractor or other third party transacting any form of business with the Company, in the ordinary course of their business, relating to the negotiations or performance of such transaction, or representations or inducements provided in connection therewith or otherwise.

13.	Actions in connection with the intellectual property of the Company and its protection, including the registration or assertion of rights to intellectual property and the defense of claims related to intellectual property including, without limitation, any assertion that the Company's products violate, infringe, misappropriate or misuse the intellectual property rights of others.

14.	Actions pursuant to or in accordance with the policies and procedures of the Company, whether such policies and procedures are published or not.

15.	Claims relating to or arising out of financing arrangements, any breach of financial covenants or other obligations towards lenders or debt holders of the Company.

16.	Actions concerning the approval of transactions of the Company with Office Holders and/or holders of controlling interests in the Company, and any other transactions referred to in Sections 267A and/or 270 of the Companies Law.

17.	Claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care with respect to the Company's business.

18.	Violations of laws requiring the Company to obtain regulatory and/or governmental licenses, permits and authorizations in any jurisdiction.

19.	Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity, including without limitation, the Office of the Chief Scientist or the Investments Center of the Israeli Ministry of Economics and Trade, the Israeli Antitrust Authority, the Israel Securities Authority, the United States Securities and Exchange Commission, or any other person alleging the failure to comply with any statue, law, ordinance, rule, regulation, order or decree of any governmental entity applicable to the Company, or any of its businesses, subsidiaries, assets or operations, or the terms and conditions of any licenses or operating certificate or licensing agreement.

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20.	Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company, or their respective directors, officers and employees, to pay, report, keep applicable records or otherwise, any state, municipal, federal, county, local, city or foreign taxes or other mandatory payments of any nature whatsoever, including, without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including without limitation, any interest, penalty or addition thereto, whether disputed or not.

21.	Claims in connection with antitrust laws and regulations and laws and regulations regarding commercial wrongdoing.

22.	Any administrative, regulatory, civil or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity or other person alleging potential responsibility or liability (including without limitation, potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries or penalties or for contribution, indemnification, cost recovery, compensation, or injunctive relief) arising out of, based on or related to (x) the presence of, release, spill, emission, leaking, dumping, pouring, deposit, disposal, discharge, leaching or migration into the environment (each a "Release") or threatened Release of, or exposure to, any hazardous, toxic, explosive or radioactive substances, wastes or other pollutants and all other substances or wastes of any nature regulated pursuant to any environmental law, at any location, whether or not owned, operated, leased or managed by the Company, or any of its subsidiaries, or (y) circumstances forming the basis of any violation of any environmental law, environmental permit, license, registration or other authorization required under applicable environmental and/or public health laws.

23.	Claims in connection with breach of confidentiality obligations, actions regarding invasion of privacy, including with respect to databases, and actions in connection with slander and defamation.

24.	An announcement or statement, including without limitation, a position taken, or an opinion made or vote cast in good faith by an Office Holder in the course of his or her duties and in conjunction with his or her duties, including without limitation, during a meeting of the Board or one of the committees of the Board.

25.	Actions in connection with negotiating, signing and performing an insurance policy or any claim relating to a failure to maintain appropriate insurance and/or adequate safety measures.

26.	Class actions or derivative actions regarding the Company.